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                                                                     EXHIBIT 3.3
                                    FORM OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  ORBCOMM INC.

                                   ----------

                 Pursuant to Sections 242 and 245 of the General
                    Corporation Law of the State of Delaware

                                   ----------

          ORBCOMM INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: The name of the Corporation is ORBCOMM INC.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 16, 2003.

THIRD: The Certificate of Incorporation of the Corporation is hereby amended in its entirety and restated and integrated into a single instrument to read in full as set forth in the Amended and Restated Certificate of Incorporation of the Corporation attached hereto as Exhibit A and made a part hereof.

FOURTH: The Amended and Restated Certificate of Incorporation of the Corporation shall become effective at 8:30 a.m., Eastern Time, on October [___], 2006.

FIFTH: The Amended and Restated Certificate of Incorporation of the Corporation was proposed by the Board of Directors of the Corporation and was duly adopted in accordance with Section 228 of the General Corporation Law of the State of Delaware by the stockholders of the Corporation in the manner prescribed by
Section 242 of the General Corporation Law of the State of Delaware.

SIXTH: The Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

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          IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its officer thereunto duly authorized this [___]th day of October , 2006.

                                        ORBCOMM INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


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                                                                       Exhibit A

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  ORBCOMM INC.

FIRST: The name of the Corporation is

                                  ORBCOMM INC.

SECOND: The Corporation's registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808 and the name of its registered agent at that address is Corporation Service Company.

THIRD: The nature of the business, or objects or purposes to be transacted, promoted or carried on, are: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 300,000,000, of which 50,000,000 shares of the par value of $0.001 are to be of a class designated Preferred Stock and 250,000,000 shares of the par value of $0.001 each are to be of a class designated Common Stock.

          In this Article Fourth, any reference to a section or paragraph, without further attribution, within a provision relating to a particular class of stock is intended to refer solely to the specified section or paragraph of the other provisions relating to the same class of stock.

COMMON STOCK

          The Common Stock shall have the following voting powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof:

          1. DIVIDENDS. Whenever the full dividends upon any outstanding Preferred Stock for all past dividend periods shall have been paid and the full dividends thereon for the then current respective dividend periods shall have been paid, or declared and a sum sufficient for the respective payments thereof set apart, the holders of shares of the Common Stock shall be entitled to receive such dividends and distributions in equal amounts per share, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, subject to the rights of holders of Preferred Stock in this Certificate of Incorporation or in any Preferred Stock Designation.

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          2. RIGHTS ON LIQUIDATION. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after the payment or setting apart for payment to the holders of any outstanding Preferred Stock of the full preferential amounts to which such holders are entitled as herein provided or referred to, all of the remaining assets of the Corporation shall belong to and be distributable in equal amounts per share to the holders of the Common Stock; provided, however, that for so long as the designations of the Series A Preferred Stock and Series B Preferred Stock pursuant to Section 1 under the caption "SERIES A AND
     SERIES B PREFERRED STOCK" in Article Fourth hereof remain in effect, the assets of the Corporation shall be distributed as provided in Section 4 under the caption "SERIES A AND SERIES B PREFERRED STOCK" in Article Fourth hereof. For purposes of this paragraph 2, a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease of all or substantially all its assets shall not constitute or be deemed a liquidation, dissolution or winding-up of the Corporation; provided, however, that for so long as the designations of the Series A Preferred Stock and Series B Preferred Stock pursuant to Section 1 under the caption "SERIES A AND SERIES B PREFERRED STOCK" in Article Fourth hereof remain in effect, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by and to include each of the events included in the definition of Liquidation (as defined in Section 4(b)(i) under the caption "SERIES A AND SERIES B PREFERRED STOCK" in Article
     Fourth hereof.

          3. VOTING. Except as otherwise provided by the laws of the State of Delaware or by this Article Fourth, each share of Common Stock shall entitle the holder thereof to one vote.

PREFERRED STOCK

          The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (a) the designation of the series, which may be by distinguishing number, letter or title;

          (b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

          (c) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;


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

          (d) the dates at which dividends, if any, shall be payable;

          (e) the redemption rights and price or prices, if any, for shares of the series;

          (f) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

          (g) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

          (h) whether the shares of the series shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

          (i) restrictions on the issuance of shares of the same series or of any other class or series; and

          (j) the voting rights, if any, of the holders of shares of the series.

          Except as may be provided in this Certificate of Incorporation or in a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to this Certificate of Incorporation or any Preferred Stock Designation.

          The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.


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

SERIES A AND SERIES B PREFERRED STOCK

          1. DESIGNATION AND AMOUNT. A series of Preferred Stock, with a par value of $.001 per share, has previously been created and designated as "Series A Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be up to fifteen million (15,000,000) shares as shall be determined by the Board of Directors. A series of Preferred Stock, with a par value of $.001 per share, has previously been created and designated as "Series B Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be up to thirty million (30,000,000) shares as shall be determined by the Board of Directors. Upon there no longer being any outstanding shares of Series A Preferred Stock and Series B Preferred Stock as a result of (i) the conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock into shares of Common Stock pursuant to Section 6 or (ii) the redemption of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock pursuant to Section 5, the designation of the Series A Preferred Stock and the Series B Preferred Stock under this Article Fourth shall terminate and no longer be of any force or effect and any authorized but unissued shares of Series A Preferred Stock and Series B Preferred Stock shall thereafter become authorized but unissued shares of Preferred Stock without designation and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in any other Preferred Stock Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

          2. RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK.

          The rights, preferences and restrictions granted to and imposed on the Series A Preferred Stock and on the Series B Preferred Stock are as set forth below in this Article Fourth.

          3. DIVIDENDS.

          (a) The Corporation shall not declare, pay or set aside any dividends (other than dividends payable in shares of Common Stock or as provided in the final sentence of Subsection 3(b) below) on shares of Series A Preferred Stock or Common Stock unless (i) the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, the Series B Liquidation Amount, including all accrued dividends pursuant to Subsection 3(b) below or otherwise declared and unpaid, and a dividend on each outstanding share of Series B Preferred Stock equal to the product of (w) the per share dividend to be declared, paid or set aside for the Common Stock, multiplied by (x) the number of shares of Common Stock into which such shares of Series B Preferred Stock is then convertible, plus (y) the per share dividend to be declared, paid or set aside for the Series A Preferred (other than dividends pursuant to Subsection 3(b) below)


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

multiplied by the number of shares of Common Stock into which such shares of Series B Preferred Stock is then convertible or (ii) the holders of at least two-thirds of the outstanding Series B Preferred Stock (the "Supermajority Preferred Holders") agree otherwise.

          (b) In addition to the dividends which may be paid to the holders of Series B Preferred Stock pursuant to Subsection 3(a) above, the holders of shares Series B Preferred Stock shall be entitled to receive, out of assets legally available therefor, cash dividends of twelve percent (12%) per share per annum, compounded annually. Such dividends (i) shall initially be compounded based on the Original Series B Issue Price (as defined herein) with respect to the Series B Preferred Stock, and (ii) shall accrue and be cumulative from the initial date of issuance of each share of Series B Preferred Stock, whether or not declared. Accrued dividends under this Subsection 3(b), together with declared and unpaid dividends under Subsection 3(a) or otherwise, shall be payable at such times as may be determined by the Board of Directors of the Corporation (the "Board"), but shall be payable in full in any event upon any Liquidation under Section 4 below, any Redemption under Section 5 below, or any conversion of Series B Preferred Stock (as the case may be) into Common Stock under Section 6 below.

          4. LIQUIDATION PREFERENCE.

          (a) In the event of any Liquidation (as hereinafter defined), whether voluntary or involuntary, holders of Series B Preferred Stock shall be entitled, prior to and in preference to any distribution of any assets of the Corporation to the holders of Series A Preferred Stock or to the holders of Common Stock by reason of their ownership thereof, an amount equal to the Original Series B Issue Price (as hereinafter defined) plus accrued or otherwise declared but unpaid dividends (the "Series B Liquidation Amount"). The "Original Series B Issue Price" is $4.03 per outstanding share (as adjusted for any stock dividends, combinations, splits, recapitalization and the like following the effective date of this Certificate of Incorporation with respect to such shares). If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series B Preferred Stock of the amount thus distributable, then, the entire assets of the Corporation available for such distribution shall be distributed among the holders of the Series B Preferred Stock pro rata based on the number of shares of Series B Preferred Stock held by each.

          (b) After such payments have been made in full to the holders of the Series B Preferred Stock, or funds necessary for such payment have been set aside by the corporation in trust for the account of such holders so as to be available for such payments, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock and Series B Preferred Stock on a pro rata, as-converted basis.


                                       5

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               (i) For purposes of this Section 4, unless otherwise agreed by the Supermajority Preferred Holders, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include,
     (i) a liquidation, dissolution or winding up of the Corporation; (ii) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) in which the holders of a majority of the voting securities of the Corporation immediately before such transaction (on an as converted basis) hold less than a majority of the voting securities of the surviving corporation; or
     (iii) a sale of all or substantially all of the assets of the Corporation (any of which events is hereinafter referred to as a "Liquidation").

               (ii) In any Liquidation, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

               (A) Securities not subject to investment letter or other similar restrictions on free marketability:

               (1) If traded on a national securities exchange or through the NASDAQ Stock Market (or similar quotation system), the London Stock Exchange, the Paris Bourse, the Frankfurt Stock Market, the Tokyo Stock Exchange or the Hong Kong Stock Exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) business days prior to the closing;

               (2) If actively traded over-the-counter, the value shall be deemed to be the average of the daily closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) business days prior to the closing; and

               (3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board and approved by the Supermajority Preferred Holders and the holders of at least a majority of the outstanding Common Stock (the "Majority Common Holders"); or in the event that the Board, the Supermajority Preferred Holders and the Majority Common Holders cannot agree on the fair market value, the value shall be the fair market value thereof established by an investment banking firm that is mutually agreed upon by the Board, the Supermajority Preferred Holders and the Majority Common Holders. In the event that the Board, the Supermajority Preferred Holders and the Majority Common Holders cannot agree on an investment banking firm, each of the Board, the Supermajority Preferred Holders and the Majority Common Holders shall retain an investment banking firm or appraisal firm of national prominence and shall instruct those investment banking or appraisal firms (A) to identify, within five (5) business days thereafter, an independent investment banking or


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

appraisal firm of national prominence, and (B) to instruct such investment banking or appraisal firm to calculate, the fair market value of the securities. The Corporation shall give the selected investment banking or appraisal firm access to the Corporation, its employees and records in order to facilitate such calculations. The selected investment banking or appraisal firm shall be instructed to deliver its written calculation of the fair market value of the security in question to each of the parties (which valuation shall be final and binding as the fair market value of the securities thereof).

               (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (b) (ii) (A) (1), (2) and (3) to reflect the approximate fair market value thereof, as mutually determined by the Board, the Supermajority Preferred Holders and the Majority Common Holders.

          (c) The Corporation shall give each holder of record of capital stock written notice of any proposed transaction which may be deemed a Liquidation not later than three (3) days prior to the stockholders' meeting called to approve such transaction, or three (3) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than three (3) days after the Corporation has given the first notice provided for herein or sooner than two (2) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the Majority Preferred Holders and, if necessary, Majority Common Holders.

          5. REDEMPTION.

          (a) Mandatory Redemption.

               (i) Shares of Series B Preferred Stock (except the shares of Series B Preferred Stock held by holders of Series B Preferred Stock that exercise the Opt Out Right (as defined below), if any) shall be redeemed by the Corporation at a price equal to the Original Series B Issue Price per share, plus all declared and/or accrued but unpaid dividends thereon (the "Series B Redemption Price"), in one cash installment as set forth below within sixty (60) days after receipt by the Corporation at any time on or after October 31, 2011, from the Majority of Series B Preferred Stock (as defined below), of written notice requesting redemption of all shares of Series B Preferred Stock (the date of the redemption being referred to


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     as the "Series B Redemption Date"). Within five (5) days of the receipt of written notice from the Majority of Series B Preferred Stock (as defined below), the Company shall provide written notice to the other Series B Stockholders (the "Minority Series B Stockholders") of the demand for redemption by the Majority of Series B Preferred Stock (the "Opt-Out Redemption Notice"). The Opt-Out Redemption Notice shall be sent and deemed delivered to the Minority Series B Stockholders in the same manner as notice of shareholder meeting is set forth in the By-Laws of the Corporation. Each Minority Series B Stockholder shall have the option to opt out (the "Opt Out Right") of the redemption by providing to the Company written notice of his or its intention to exercise such Opt Out Right within ten (10) days after receipt of the Opt-Out Redemption Notice. The Minority Series B Stockholders who exercise the Opt Out Right shall forfeit any rights to cause any future mandatory redemption under this agreement. Notwithstanding the prior four sentences, if the PCG Entities (as defined below) hold in the aggregate less than five million five hundred eighty-three thousand one hundred twenty-seven (5,583,127) shares or, if the PCG Entities shall have purchased shares of Series B Preferred Stock in a Subsequent Closing (as such term is defined in the Convertible Note and Stock Purchase Agreement dated December 30, 2005 between, among others, the Corporation and the PCG Entities, as such agreement may be amended (the "Purchase Agreement")) pursuant to the Purchase Agreement, eleven million one hundred sixty-six thousand two hundred fifty-three (11,166,253) shares (in each case, subject to adjustment of such fixed amount for any stock splits, stock dividends, combinations, recapitalizations, and the like) of the then outstanding Series B Preferred Stock, (A) the Minority Series B Stockholders shall not have the Opt Out Right and the Corporation shall have no obligation to deliver the above-referenced Opt-Out Redemption Notice and (B) all shares of Series B Preferred Stock shall be redeemed on the Series B Redemption Date following the Company's receipt of notice requesting redemption of all shares of Series B Preferred Stock from the Majority of Series B Preferred Stock in accordance with the first sentence of this Subsection 5(a)(i). On the Series B Redemption Date, the Corporation shall redeem from each holder of Series B Preferred Stock that has not exercised the Opt Out Right (if applicable) all Series B Preferred Stock held by such holder. If the Corporation does not have sufficient funds legally available to redeem the Series B Preferred Stock on the Series B Redemption Date, (i) the Corporation shall redeem a pro rata portion of each holder's shares of Series B Preferred Stock that has not exercised the Opt Out Right (if applicable) out of funds legally available therefor and redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefore, and (ii) the Majority of Series B Preferred Stock shall have the option to elect a majority of the Board.


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

          As used in this Certificate of Incorporation, "Majority Of Series B Preferred Stock" shall mean (i) so long as the PCG Entities hold, in the aggregate, at least five million five hundred eighty-three thousand one hundred twenty-seven (5,583,127) shares or, if the PCG Entities shall have purchased shares of Series B Preferred Stock in a Subsequent Closing pursuant to the Purchase Agreement, eleven million one hundred sixty-six thousand two hundred fifty-three (11,166,253) shares (in each case, subject to adjustment of such fixed amount for any stock splits, stock dividends, combinations, recapitalizations, and the like) of the then outstanding Series B Preferred Stock, the holders of (A) at least five million five hundred eighty-three thousand one hundred twenty-seven (5,583,127) shares (prior to the Subsequent Closing) including the affirmative vote of the PCG Entities or (B) at least eleven million one hundred sixty-six thousand two hundred fifty-three (11,166,253) shares of Series B Preferred Stock (on and after the Subsequent Closing), in each case, including the affirmative vote of the PCG Entities (in each case, subject to adjustment of such fixed amounts for any stock splits, stock dividends, combination, recapitalization and the like) (it being understood that the affirmative vote of the PCG Entities shall be deemed obtained if the PCG Entities holding a majority of the then outstanding Series B Preferred Stock held by all PCG Entities so provide their affirmative vote), or (ii) if the PCG Entities do not hold, in the aggregate five million five hundred eighty-three thousand one hundred twenty-seven (5,583,127) shares, or if the PCG Entities shall have purchased shares of Series B Preferred Stock in a Subsequent Closing pursuant to the Purchase Agreement, eleven million one hundred sixty-six thousand two hundred fifty-three (11,166,253) shares (in each case, subject to adjustment of such fixed amount for any stock splits, stock dividends, combinations, recapitalizations, and the like) of the then outstanding Series B Preferred Stock, the holders of a majority of the then outstanding shares of Series B Preferred Stock; provided, however, that if all of the conditions to the obligations of the PCG Entities to consummate the Subsequent Closing have been satisfied or waived and the applicable PCG Entity(ies) breach their obligation to consummate the Subsequent Closing in accordance with the terms of the Purchase Agreement, then clause (ii) above shall apply following such breach until such time (if any) as such breach is cured (it being understood that if there is a dispute between the Company and the PCG Entities with respect to whether the PCG Entities have breached their obligation to consummate the Subsequent Closing then clause (ii) above shall only apply pursuant to this proviso following entry of a final, non-appealable court order finding that the PCG Entities breached their obligation to consummate the Subsequent Closing). "PCG Entities" means collectively PCG Satellite Investments, LLC, CALPERS PCG Corporate Partners, LLC and any Affiliate(s) of either of the foregoing.


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

               (ii) Subject to the redemption of all shares of Series B Preferred Stock and payment in full of the Series B Redemption Price having been made to the holders of the Series B Preferred Stock (or funds necessary for such payment having been set aside by the Corporation in trust for the account of such holders) with respect to each share of Series B Preferred Stock pursuant to Subsection 5(a)(i) above, if applicable, shares of Series A Preferred Stock shall be redeemed by the Corporation at a price equal to the Original Series A Issue Price per share, plus all declared but unpaid dividends thereon (the "Series A Redemption Price"), in one cash installment as set forth below within sixty (60) days after receipt by the Corporation of written notice requesting redemption of all shares of Series A Preferred Stock from the holders of at least two thirds of the then outstanding shares of Series A Preferred Stock; provided that any such written notice shall not be effective unless delivered on or after the later of (1) February 16, 2010, (2) the date on which there is no longer any Series B Preferred Stock outstanding or (3) the Series B Redemption Date (the date of the redemption being referred to as the "Series A Redemption Date"). The "Original Series A Issue Price" is $2.84 per outstanding share (as adjusted for any stock dividends, combinations, splits, recapitalization and the like following the effective date of this Certificate of Incorporation with respect to such shares). On the Series A Redemption Date, the Corporation shall redeem from each holder of Series A Preferred Stock all Series A Preferred Stock held by such holder. If the Corporation does not have sufficient funds legally available to redeem the Series A Preferred Stock on the Series A Redemption Date, (i) the Corporation shall redeem a pro rata portion of each holder's shares of Series A Preferred Stock out of funds legally available therefor and to redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefore, and (ii) the holders of a majority of the Series A Preferred Stock shall have the option to elect a majority of the Board for the purpose of effecting a redemption of the Series A Preferred Stock through a sale of the Corporation, provided that any such sale of the Corporation shall be performed in an orderly auction in a manner consistent with each director's discharge of his or her fiduciary duties.

          (b) Redemption Notice. Written notice of the mandatory redemptions (the "Redemption Notice") shall be mailed, postage prepaid, to each holder of record of Series A Preferred Stock or Series B Preferred Stock, as the case may be, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, not less than thirty (30) days prior to the Series A Redemption Date or Series B Redemption Date, as applicable. The Redemption Notice shall state, as to the relevant series of Preferred Stock:


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

               (i) the number of shares of Series A Preferred Stock or Series B Preferred Stock held by the holder that the Corporation shall redeem on the Series A Redemption Date or Series B Redemption Date specified in the Redemption Notice;

               (ii) the Series A Redemption Date or Series B Redemption Date and the Series A Redemption Price or Series B Redemption Price;

               (iii) the date upon which the holder's right to convert such shares terminates (as determined in accordance with Subsection 6(a)); and

               (iv) that the holder is to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares of Series A Preferred Stock or Series B Preferred Stock to be redeemed.

          (c) Surrender of Certificates; Payment. On or before the applicable redemption date, each holder of shares of Series A Preferred Stock or Series B Preferred Stock to be redeemed on such redemption date, unless such holder has exercised his right to convert such shares as provided in Subsection 6(a) hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series A Preferred Stock or Series B Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock or Series B Preferred Stock shall promptly be issued.

          (d) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the relevant redemption date the applicable redemption price payable upon redemption of the shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, to be redeemed is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock or Series B Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such redemption date and all rights with respect to such shares shall forthwith after the relevant redemption date terminate, except only the right of the holders to receive the applicable redemption price without interest upon surrender of their certificate or certificates therefor.

          (e) Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock or Series B Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and shall not be reissued, sold or transferred as shares of Series A Preferred Stock or Series B Preferred Stock. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock or Series B Preferred Stock.

          (f) Other Redemptions or Acquisitions. Neither the Corporation nor any subsidiary shall redeem or otherwise acquire any capital stock of the Corporation prior to the complete redemption of the Series A Preferred Stock and Series B Preferred Stock, except in accordance with Subsection 8(a)(xx).

          6. CONVERSION. The holders of Series A Preferred Stock and Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a) Right to Convert.

               (i) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series B Issue Price by the conversion price applicable to such share, determined as hereafter provided (the "Series B Conversion Price"), in effect on the date the certificate is surrendered for conversion. The Series B Conversion Price per share shall be $6.045 (after giving effect to the 2-for-3 reverse stock split of the Common Stock effected on October 6, 2006); provided, however that the Series B Conversion Price shall be subject to adjustment as set forth in Subsection 6(d).

               (ii) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the conversion price applicable to such share, determined as hereafter provided (the "Series A Conversion Price"), in effect on the date the certificate is surrendered for conversion. The Series A Conversion Price per share shall be $4.26 (after giving effect to the 2-for-3 reverse stock split of the Common Stock effected on October 6, 2006); provided, however that the Series A Conversion Price shall be subject to adjustment as set forth in Subsection 6(d).

          In the event of a notice of redemption of any shares of Series A Preferred Stock or Series B Preferred Stock pursuant to Subsection 5 above, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the applicable date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares for which the redemption price is not paid shall continue until such price is paid in full. In the event of a Liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock or Series B Preferred Stock.

          (b) Automatic Conversion. Each share of Series A Preferred Stock and Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Series A Conversion Price for such Series A Preferred Stock then in effect and the Series B Conversion Price for such Series B Preferred Stock then in effect, immediately upon the earlier of:

               (i) the closing of a public offering by the Corporation of its shares of Common Stock pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in an offering with gross cash proceeds (prior to the deduction of any fees and expenses incurred in such transaction) to the Corporation of not less than seventy five million dollars ($75,000,000), at a per share price of not less than (1) $12.78 per share (as adjusted for any stock dividends, combinations or splits following the effective date of this Certificate of Incorporation) if the public offering occurs on or before February 28, 2007, (2) $15.00 per share (as adjusted for any stock dividends, combinations or splits following the effective date of this Certificate of Incorporation) if the public offering occurs after February 28, 2007 and on or before December 31, 2007, or (3) $18.00 per share (as adjusted for any stock dividends, combinations or splits following the effective date of this Certificate of Incorporation) if the public offering occurs on or after January 1, 2008 (any such public offering, a "Qualified Public Offering");

               (ii) the closing of a Qualified Sale (as defined herein); or

               (iii) upon the vote or written consent of the Supermajority Preferred Holders.

          (c) Mechanics of Conversion. Before any holder of Series A Preferred Stock or Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock or Series B Preferred Stock, and give written notice to the Corporation at its principal corporate office of such holder's election to convert the same, and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock or Series B Preferred Stock, or to the nominee or nominees of such holders, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock or Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. In the event of an automatic conversion pursuant to Subsection 6(b), the outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall be converted automatically without further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, provided that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred Stock or Series B Preferred Stock are delivered to the Corporation or its transfer agent. If the conversion is in connection with a Qualified Public Offering, the conversion may, at the option of any holder tendering Series A Preferred Stock or Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person or persons entitled to receive the Common Stock upon conversion of Series A Preferred Stock or Series B Preferred Stock shall not be deemed to have converted such Series A Preferred Stock or Series B Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with a Qualified Sale, the conversion will be deemed to have effect from immediately prior to the closing of the Qualified Sale (but shall be conditioned on the closing of such Qualified Sale occurring) such that a holder of Series B Preferred Stock or Series A Preferred Stock shall be deemed to have transferred in the Qualified Sale the number of shares of the Common Stock into which such shares of Series A Preferred Stock or Series B Preferred Stock are then convertible. Upon conversion of shares of Series A Preferred Stock or Series B Preferred Stock pursuant to this Section 6, the Corporation shall pay the holder of such shares all declared and/or accrued but unpaid dividends on such shares.

          (d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Series A Conversion Price and Series B Conversion Price shall be subject to adjustment from time to time as follows:

               (i) Adjustment for Certain Dilutive Issuances.

               (A) Subject to Subsection 6(d)(i)(C) upon each issuance by the Corporation of any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series B Conversion Price in effect immediately prior to the issuance of such Additional Stock (which has not been approved by the holders of at least a Majority of the Series B Preferred Stock), the Series B Conversion Price in effect immediately prior to such issuance shall forthwith (except as otherwise provided in this Subsection 6(d)(i)) be adjusted to a price equal to the consideration per share for which such Additional Stock is issued.

               (B) Subject to Subsection 6(d)(i)(C) below, upon each issuance by the Corporation of any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately prior to the issuance of such Additional Stock (which has not been approved by holders of either a Majority of the Series B Preferred Stock or a majority of the outstanding Series A Preferred Stock the Series A Conversion Price in effect immediately prior to each issuance shall forthwith (except as otherwise provided in this Subsection 6(d)(i)) be adjusted to a price determined by multiplying the Series A Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Stock plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Additional Stock so issued would purchase at the Series A Conversion Price in effect for such series immediately prior to such issuance, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance of Additional Stock plus the number of shares of such Additional Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance of Additional Stock shall be calculated as if all shares of all series of Series B Preferred Stock and Series A Preferred Stock had been fully converted into shares of Common Stock immediately prior to such issuance, and any outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities shall be treated in the manner set forth in Subsection 6(d)(i)(F) below.

               (C) No adjustment of the Series A Conversion Price and/or Series B Conversion Price shall be made in an amount less than one percent (1%) of the Series A Conversion Price or Series B Conversion Price, as the case may be, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward, and upon such adjustment the Series A Conversion Price or Series B Conversion Price shall be rounded up or down to the nearest cent. Except to the limited extent provided for in Subsections 6(d)(i)(F)(3) and

(F)(4), no adjustment of the Series A Conversion Price or Series B Conversion Price pursuant to this Subsection 6(d)(i) shall have the effect of increasing the Series A Conversion Price or Series B Conversion Price above the conversion price in effect immediately prior to such adjustment.

               (D) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the aggregate amount of cash paid therefor (taking into account all of the consideration received by the Corporation in the transaction giving rise to such issuance and after proper allocation of such consideration to the relevant Common Stock) before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

               (E) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in the same manner as set forth in Subsection 6(c)(ii) (taking into account all of the consideration received by the Corporation in the transaction giving rise to such issuance and after proper allocation of such consideration to the relevant Common Stock).

               (F) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Subsection 6(d)(i) and Subsection 6(d)(ii):

               (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (whether or not then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the total consideration (determined in the manner provided in Subsections 6(d)(i)(D) and 6(d)(i)(E)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

               (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (whether or not then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends, but taking into account the total consideration received by the Corporation in the transaction giving rise to the issuance of such securities and related options or rights), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Subsections 6(d)(i)(D) and 6(d)(i)(E)).

               (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Series A Conversion Price and Series B Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change unless such change is due to any stock dividend, combination or split made following the effective date of this Certificate of Incorporation and a proportionate adjustment to the Series A Conversion Price and Series B Conversion Price is being made pursuant to Subsections 6(d)(iii) or 6(d)(iv) hereof, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

               (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price or Series B Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall, if necessary under Subsection 6(d)(i)(A) (in the case of the Series B Conversion Price) or Subsection 6(d)(i)(B) (in the case of the Series A Conversion Price), be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities (it being understood that the Series B Conversion Price shall only be recomputed if all such options, rights or securities giving rise to the most recent adjustment of the Series B Conversion Price expire or are terminated).

               (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 6(d)(i)(F)(1) and 6(d)(i)(F)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Subsection 6(d)(i)(F)(3) or 6(d)(i)(F)(4).

               (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Subsection 6(d)(i)(B)) by the Corporation other than the following:

               (A) Common Stock issued pursuant to a transaction described in Subsection 6(d)(iii) hereof;

               (B) Up to an aggregate of four million nine hundred one thousand three hundred thirty-three (4,901,333) shares of Common Stock issuable or issued to employees, independent contractors, consultants, officers or directors of the Corporation directly or pursuant to stock option plans or restricted stock agreements approved by the Board (including any such shares issued prior to the date hereof or issuable pursuant to options or other securities granted prior to the date hereof), provided such issuances are for other than primarily equity financing purposes, unless a greater number of shares is approved by the Board and a Majority of the Series B Preferred Stock as provided in Section 8 hereof (the "Permitted Employee Shares");

               (C) Common Stock issued upon conversion of shares of Series A Preferred Stock or Series B Preferred Stock or any change in the Series B Conversion Price due to an adjustment set forth in Subsection 6(d)(i)(A);

               (D) shares of Common Stock issued or issuable pursuant to a bona fide, firmly underwritten public offering of Shares of Common Stock, registered under the Securities Act of 1933, as amended;

               (E) shares of Common Stock issued in connection with a bona fide business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise which has been approved pursuant to Section 8 hereof;

               (F) shares of Common Stock issued or issuable upon exercise of warrants or other securities or rights pursuant to equipment lease financings or bank credit arrangements, approved by the Board as provided in Section 8 hereof, provided that the aggregate amount of stock issuances excluded from the definition of Additional Stock pursuant to this provision shall not, when combined with the any stock issuances in accordance with Subsection 6(d)(i)(G) immediately below, exceed (x) one million five hundred thirty-three thousand three hundred thirty-three (1,533,333) shares or, if the PCG Entities shall have purchased shares of Series B Preferred Stock in a Subsequent Closing pursuant to the Purchase Agreement, one million eight hundred sixty-six thousand six hundred sixty-seven (1,866,667) shares at the time of issuance or (y) three million sixty-six thousand six hundred sixty-seven (3,066,667) shares or, if the PCG Entities and the other investor in the Subsequent Closing under the Purchase Agreement shall have purchased shares of Series B Preferred Stock in a Subsequent Closing pursuant to the Purchase Agreement, three million seven hundred thirty-three thousand three hundred thirty-three (3,733,333) shares in the aggregate; and

               (G) shares of Common Stock issued or issuable to vendors or other persons or entities pursuant to commercial arrangements approved by the Board as provided in Section 8 hereof, provided that the aggregate amount of stock issuances excluded from the definition of Additional Stock pursuant to this provision shall not, when combined with any issuances in accordance with Subsection 6(d)(ii)(F) immediately above, exceed (x) one million five hundred thirty-three thousand three hundred thirty-three (1,533,333) shares or, if the PCG Entities shall have purchased shares of Series B Preferred Stock in a Subsequent Closing pursuant to the Purchase Agreement, one million eight hundred sixty-six thousand six hundred sixty-seven (1,866,667) shares at the time of issuance or (y) three million sixty-six thousand six hundred sixty-seven (3,066,667) shares or, if the PCG Entities and the other investor in the Subsequent Closing under the Purchase Agreement shall have purchased shares of Series B Preferred Stock in a Subsequent Closing pursuant to the Purchase Agreement, three million seven hundred thirty-three thousand three hundred thirty-three (3,733,333) shares in the aggregate at the time of issuance;

unless, in the case of Subsections 6(d)(ii)(A) through (G) the applicable issuance of Common Stock (or Common Stock deemed to have been issued pursuant to Subsection 6(d)(i)(B)) shall trigger a change in the number of shares which may be purchased under any of the Company's stock purchase warrants outstanding as of the date hereof pursuant to the anti-dilution provision(s) thereof, if any, which shall not have been waived with respect to each such warrant (in which case the Common Stock issued (or deemed to have been issued pursuant to Subsection 6(d)(i)(B)) shall be considered Additional Stock).

               (iii) In the event the Corporation should at any time or from time to time following the effectiveness of this Certificate of Incorporation fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A Conversion Price and Series B Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock and Series B Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

               (iv) If the number of shares of Common Stock outstanding at any time following the effectiveness of this Certificate of Incorporation is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A Conversion Price and Series B Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of the Series A Preferred Stock and Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

          (e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Subsection 6(d)(iii), then, in each such case, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock and Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution. Notwithstanding the foregoing, no distribution shall be made with respect to the Common Stock or Series A Preferred Stock unless the entire Series B Liquidation Amount has been paid to the holders of Series B Preferred Stock.

          (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 6 or Section 4), provision shall be made so that the holders of Series A Preferred Stock and Series B Preferred Stock shall thereafter be entitled to receive upon conversion of such Series A Preferred Stock or Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of Series A Preferred Stock and Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 6 (including adjustment of the Series A Conversion Price and Series B Conversion Price then in effect and the number of shares purchasable upon conversion of

Series A Preferred Stock and Series B Preferred Stock) shall be applicable after that event as nearly equivalent as is practicable.

          (g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock and Series B Preferred Stock against impairment.

          (h) No Fractional Shares and Certificate as to Adjustments.

               (i) No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock or Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

               (ii) Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price or Series B Conversion Price pursuant to this
     Section 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock or Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock or Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth
     (A) such adjustment and readjustment, (B) the Series A Conversion Price or Series B Conversion Price at the time in effect, as the case may be, and
     (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock or Series B Preferred Stock, as the case may be.

          (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock and Series B Preferred Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock or Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

          (k) Notices. Any notice required by the provisions of this Section 6 to be given to the holders of shares of Series A Preferred Stock or Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

          7. VOTING RIGHTS.

          (a) General Voting Rights. A holder of shares of Series A Preferred Stock and/or Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A Preferred Stock or Series B Preferred Stock held by such holder could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote as a single class, unless otherwise prohibited by law or as otherwise provided in this Certificate of Incorporation. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock or Series B Preferred

Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          (b) Election of Directors. The Corporation's Board shall consist of ten (10) members who shall be elected as follows: (i) for so long as shares of the Series B Preferred Stock remain outstanding, the holders of the Series A Preferred Stock and Series B Preferred Stock, voting as a single class, shall be entitled to elect six (6) members of the Corporation's Board, and (ii) the holders of Common Stock, voting as a single class, shall be entitled to elect four (4) members of the Corporation's Board. Notwithstanding the foregoing, the size of the Board shall be increased to the extent necessary to enable the applicable holders to designate a majority of the Board pursuant to Subsections 5(a)(i) and/or 5(a)(ii) if applicable.

          (c) Definitions. For purposes of this Article Fourth of this Certificate of Incorporation:

               (i) "Affiliate" of a person shall mean (x) any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified or any Affiliate of such person, and (y) each person who serves as a director, officer, partner, or trustee of such person.

               (ii) "Qualified Sale" shall mean a sale, lease, transfer or other disposition of all or substantially all of the properties or assets of the Corporation, or a stock sale, merger or consolidation with any other corporation or entity, or any transaction or series of related transaction (including, without limitation, any reorganization, merger, consolidation) that results in holders of the outstanding voting power of the Corporation immediately prior to such transaction or series of transaction owning less than a majority of the outstanding voting securities for the election of directors of the surviving company or entity immediately following such transactions or transaction, in each case, in a transaction or series of related transactions which would result in gross proceeds (in cash or Liquid Securities) to the holders of Series B Preferred Stock (prior to the deduction of any fees and expenses incurred by such holder in connection with such transaction and prior to any deduction for any withholding or similar taxes applicable to such holder on account of such transaction) of not less than (1) $8.52 per share of Series B Preferred Stock or, if the Series B Preferred Stock is automatically converted to Common Stock, $12.78 per share of Common Stock (as adjusted for any stock dividends, combinations or splits following the effective date of this Certificate of Incorporation) if the Qualified Sale occurs on or before February 28, 2007, (2) $10.00 per share of Series B Preferred Stock or, if the Series B Preferred Stock is automatically converted to Common Stock, $15.00


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

     per share of Common Stock (as adjusted for any stock dividends, combinations or splits following the effective date of this Certificate of Incorporation) if the Qualified Sale occurs after February 28, 2007 and on or before December 31, 2007, and (3) $12.00 per share of Series B Preferred Stock or, if the Series B Preferred Stock is automatically converted to Common Stock, $18.00 per share of Common Stock (as adjusted for any stock dividends,combinations or splits following the effective date of this Certificate of Incorporation) if the Qualified Sale occurs on or after January 1, 2008. In the event any consideration paid to the holders of Series B Preferred Stock in such transaction consists of Liquid Securities, such consideration shall be valued as provided in Subsection 4(c)(ii)(A) hereof.

               (iii) "Liquid Securities" shall mean the voting common equity of an issuer listed or approved for trading or quotation on any of the New York Stock Exchange, NASDAQ Stock Market, London Stock Exchange, Frankfurt Stock Market, Paris Bourse, Hong Kong Stock Exchange or Tokyo Stock Exchange; provided that securities issued in a transaction (or series of related transactions) shall not be considered Liquid Securities unless (y) the securities received by all of the stockholders of the Corporation in the applicable transaction (or series of related transactions) do not exceed in the aggregate 20% of the outstanding securities of the same class of the issuer after giving effect to the proposed transaction (or series of related transactions); and (z) all of the securities issued in connection with the transaction (or series of related transactions) shall be freely tradeable without restrictions (whether by law, regulation or contract) upon receipt.

          (d) Removal; Vacancies. To the maximum extent allowed by the General Corporation Law, any director who was elected by a specified series, class or classes of shares may be removed during his or her term of office, either for or without cause, by, and only by, the affirmative vote of the holders of the shares of the series, class or classes of shares which initially elected such director. Such vote may be given at a special meeting of such shareholders duly called or by an action by written consent for that purpose. The shareholders of the specified series or class entitled to vote upon the election of any director from which a vacancy arose may elect a director at any time to fill such vacancy not filled by the directors.

          8. PROTECTIVE PROVISIONS.

          (a) Prior to the closing of a Qualified Public Offering or a Qualified Sale, and for so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the Majority of Series B Preferred Stock (or, in the case of


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

clauses (iv), (xix), (xxi) or (xxii) below, the Supermajority Preferred Holders) voting as a separate class:

               (i) Sell, transfer, lease or otherwise dispose of all or substantially all of the properties or assets of the Corporation, or enter into any stock sale, merger or consolidation agreement with any other corporation or entity, or effect any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the holders of the outstanding voting power of the Corporation immediately prior to such transaction or series of transactions owning less than a majority of the outstanding voting securities for the election of directors of the surviving company or entity immediately following such transaction or transactions, in any case, other than a Qualified Sale;

               (ii) Permit any corporation or entity, a majority of the voting stock or voting power of which is owned or controlled by the Corporation (a "Company Subsidiary") to (i) sell, transfer, lease of otherwise dispose of all or substantially all of its properties or assets, or (ii) enter into any stock sale, merger or consolidation with any other corporation or entity, or effect any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the Corporation owning less than a majority of the outstanding voting securities for the election of directors of the surviving company or entity following such transaction or (iii) otherwise issue equity securities (other than to the Corporation (except that this clause (iii) shall not apply to Satcom International Group Plc or ORBCOMM Europe LLC or any of their respective subsidiaries or successors);

               (iii) Effect a voluntary reorganization (in bankruptcy or otherwise), dissolution, liquidation or winding up of the Corporation or any Company Subsidiary;

               (iv) Authorize, designate or issue any class or series of stock or any other securities convertible into equity securities of the Corporation (including Series B Preferred Stock) having any rights, preferences or privileges superior to, or on a parity with, the rights, preferences or privileges of the Series B Preferred Stock (except pursuant to the Purchase Agreement) or which will result in an adjustment to the number of shares which may be purchased under the Company's stock purchase warrants outstanding as of the date hereof pursuant the anti-dilution provision(s) thereof, if any, which shall not have been waived with respect to each such warrant;

               (v) Acquire (or permit any Company Subsidiary to acquire) the assets or stock of any other business (whether by stock or asset purchase or by merger or consolidation with or into another entity) in a transaction having a value in excess of $5,000,000; provided, however, that any consideration other than for cash shall be valued at fair market value as determined in good faith by the Board;

               (vi) Incur, guaranty or become liable on any indebtedness, or permit any Company Subsidiary to incur, guaranty or become liable on any indebtedness (other than indebtedness of Company Subsidiaries owed to the Corporation) or guarantee, or permit any Company Subsidiary to guarantee, directly or indirectly, any indebtedness or obligations of another person, in excess of, when taken together with any liens or encumbrances pursuant to clause (xviii) below, $5,000,000; provided that this limitation shall not apply to trade accounts payable arising in the ordinary course of business;

               (vii) Enter any business materially different from the primary business engaged in by the Corporation as conducted as of the date of issuance of the Series B Preferred Stock, or change materially the business activities conducted by the Corporation as of the date of issuance of the Series B Preferred Stock;

               (viii) Authorize an initial public offering of the Common Stock other than pursuant to a Qualified Public Offering;

               (ix) Issue any options, warrants or other employee incentive equities, or permit any Company Subsidiary to issue any options, warrants or other employee incentive equities, to any employees, directors or consultants of the Corporation other than pursuant to a stock option plan or restricted stock agreements approved by the Board (provided such shares are issued or issuable under a plan or restricted stock agreements with the parameters of clause (x) below and further provided that the aggregate amount of options, warrants, equities or other securities issued under such plans or agreements (when combined with any such shares, options, warrants, equities or other securities issued prior to the date hereof under such plans or agreements) do not exceed three million nine hundred sixty-six thousand six hundred sixty-seven (3,966,667) shares of Common Stock (on an as exercised and as converted basis) or, if the Subsequent Closing under the Purchase Agreement occurs, four million nine hundred one thousand three hundred thirty-three (4,901,333) shares of Common Stock (on as converted and as exercised basis));

               (x) Amend or modify any stock option plan or restricted stock agreement, including without limitation increasing the number of Permitted Employee Shares to greater than four million nine hundred one thousand three hundred thirty-three (4,901,333) shares of Common Stock (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events occurring after the effective date of this Certificate of Incorporation), or amend or modify any transfer, vesting or repurchase provisions of any restricted stock or option agreement;

               (xi) Increase or decrease the number of members of the Board;

               (xii) Enter into any agreement with any Affiliate of the Corporation (as such term is defined in the rules and regulations promulgated under the Securities Act of 1933, as amended), any stockholder, officer or director of the Corporation, or any Affiliate of such persons, including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity;

               (xiii) Declare or pay any dividend or distribution on the Common Stock, Series A Preferred Stock or Series B Preferred Stock, or permit a Company Subsidiary to declare or pay any dividend on its capital stock;

               (xiv) Appoint, remove or replace the Chief Executive Officer or Chief Financial Officer of the Corporation;

               (xv) Approve or enter into any vendor contract in an amount that requires expenditures by the Corporation or any Company Subsidiary in excess of $5,000,000;

               (xvi) Procurement of launch insurance by the Corporation or any Company Subsidiary;

               (xvii) settlement of any litigation in excess of one million dollars ($1,000,000) by the Corporation or any Company Subsidiary;

               (xviii) Grant or permit any lien or encumbrances on the Company's or any Company Subsidiary's assets, other than (A) equipment leases having an aggregate principal amount, when taken together with any indebtedness incurred pursuant to clause (vi) above, of not more than five million dollars ($5,000,000); (B) liens for taxes not yet due or that are being contested in good faith by appropriate proceedings; (C) liens existing by operation of law in the ordinary course of business; (D) liens on purchased property incurred in the ordinary course of business; and (E) liens having an aggregate principal amount individually or in the aggregate not in excess of five hundred thousand dollars ($500,000) or in favor of the Company;

               (xix) Alter, amend or waive any provision of the organizational documents, including without limitation, the Certificate of Incorporation, Bylaws, or Operating Agreement, of the Corporation or any Company Subsidiary in a manner that adversely affects the holders of Series B Preferred Stock;

               (xx) Redeem, purchase or otherwise acquire (or pay into or set aside funds for such purpose) any share or shares of Common Stock or Series A Preferred Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock at cost from employees, officers, directors and other persons pursuant to agreements under which the Corporation has the option to repurchase such shares upon termination of employment or service;

               (xxi) Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock or Series B Preferred Stock so as to affect adversely the shares of Series B Preferred Stock; or

               (xxii) Effect a reclassification or recapitalization of the outstanding capital stock of the Corporation in which any capital stock has any preference or priority as to dividends or assets senior to or on parity with the preferences of the Series B Preferred Stock.

          (b) In addition to the voting requirements set forth in Subsection 8(a) above, the affirmative vote of the Board, including approval of not less than two of the Common Stock Directors shall be required to approve:

               (i) Any of the actions described in Subsection 8(a)(i) or (ii) (only in the event of a transaction or transactions which would result in gross cash proceeds to the holders of Series B Preferred Stock (prior to the deduction of the fees and expenses incurred by such holder in connection with such transaction and prior to any deduction for any withholding or similar taxes applicable to such holder on account of such transaction) of not less than $4.03 per share of Series B Preferred Stock or, if the Series B Preferred Stock is converted into Common Stock, Common Stock, as the case may be, excluding any Qualified Sale or transaction pursuant to Subsection 5(a) hereof);

               (ii) Any of the actions described in Subsections 8(a) (iii),
     (viii) or (xi); or

               (iii) Any alteration, change or amendment of the rights, preferences or privileges of the shares of Series B Preferred Stock or Series A Preferred Stock (whether set forth herein or in the by-laws of the Corporation) so as to affect adversely the Common Stock;

provided, however, that, in the case of Subsection 8(b)(i) above, such action shall only require the approval of one of the Common Stock Directors (other than the Common Stock Director nominated by OHB Technologies AG or its affiliates) (in addition to the approval of the Board) where the principal business of the acquiror is the construction and /or launch of satellites, and provided further, however, that if three of the Common Stock Directors abstain from voting on any action described in Subsections 8(b)(i) through (iii) above, such action shall only require the approval (in addition to the approval of the Board) of the Common Stock Director voting on such actions; and provided further, however, that if all of the Common Stock Directors abstain from voting on any action described in Subsections 8(b)(i) through (iii) above, such action shall only require the approval of the Board and shall not require the approval of any Common Stock Director.

          9. STATUS OF CONVERTED STOCK. In the event any shares of Series A Preferred Stock or Series B Preferred Stock shall be converted pursuant to
Section 6 hereof or redeemed pursuant to Section 5 hereof, the shares so converted shall be canceled. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock without designation and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in any other Preferred Stock Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatever.

SEVENTH: Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the whole Board; provided, however, that for so long as the designations of the Series A Preferred Stock and Series B Preferred Stock pursuant to Section 1 under the caption "SERIES A AND SERIES B PREFERRED STOCK" in Article Fourth hereof remain in effect, the Board of Directors shall consist of ten (10) members who shall be elected as follows: (i) for so long as shares of the Series B Preferred Stock remain outstanding, the holders of the Series A Preferred Stock and Series B Preferred Stock, voting as a single class, shall be entitled to elect six (6) members of the Corporation's Board, and (ii) the holders of Common Stock, voting as a single class, shall be entitled to elect four (4) members of the Corporation's Board, provided however, that notwithstanding the foregoing clause, the size of the Board shall be increased to the extent necessary to enable the applicable holders to designate a majority of the Board pursuant to subsections 5(a)(i) and/or 5(a)(ii) under the caption "SERIES A AND SERIES B PREFERRED STOCK" in Article Fourth hereof, if applicable. A director need not be a stockholder. The election of directors of the Corporation need not be by ballot unless the bylaws so require.

          Upon the termination of the designation of the Series A Preferred Stock and Series B Preferred stock pursuant to Section 1 under the caption "SERIES A AND SERIES B PREFERRED STOCK" in Article Fourth hereof, the directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, shall be divided into three classes, as nearly equal in number as possible. One class of directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2007, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2008, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2009. Members of each class shall hold office until their successors are duly elected and qualified. At each annual meeting of the stockholders of the Corporation, commencing with the 2007 annual meeting, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast for the election of directors at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

          Subject to the rights of the holders of any series of Preferred Stock, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the whole Board of Directors shall shorten the term of any incumbent director.

          Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, to elect additional directors under specific circumstances, from and after the date that the designations of the Series A Preferred Stock and Series B Preferred Stock pursuant to Section 1 under the option "SERIES A AND SERIES B PREFERRED STOCK" are no longer in effect, any director may be removed from office at any time with or without cause, but only by the affirmative vote of the holders of 75% of the voting power of all the then outstanding shares of capital stock of the Corporation (the "Capital Stock") entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.

          No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. This paragraph shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of its adoption. No repeal or modification of this paragraph, directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the stockholders of the Corporation shall be effective with respect to any cause of action, suit, claim or other matter that, but for this paragraph, would accrue or arise prior to such repeal or modification.

EIGHTH: Subject to the rights of the holders of any series of Preferred Stock as provided herein, and any agreements in existence on the effective date of this Certificate of Incorporation, and unless otherwise determined by the Board of Directors, no holder of stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any stock of any class which the Corporation may issue or sell, whether or not exchangeable for any stock of the Corporation of any class or classes and whether out of unissued shares authorized by the Certificate of Incorporation of the Corporation as originally filed or by any amendment thereof or out of shares of stock of the Corporation acquired by it after the issue thereof.

NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or


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


class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

TENTH:

          1. AMENDMENT OF CERTIFICATE OF INCORPORATION. From time to time any of the provisions of the Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the statutes of the State of Delaware at the time in force may be added or inserted in the manner at the time prescribed by said statutes, and all rights at any time conferred upon the stockholders of the Corporation by its Certificate of Incorporation are granted subject to the provisions of this Article Tenth. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, from and after the date that the designations of the Series A Preferred Stock and Series B Preferred Stock pursuant to Section 1 under the caption "SERIES A AND SERIES B PREFERRED STOCK" are no longer in effect, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal Article Seventh, this Article Tenth or Article Eleventh or adopt any provision inconsistent with any of the foregoing articles.

          2. BYLAWS. The Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the Corporation, in any manner not inconsistent with the laws of the State of Delaware or of the Certificate of Incorporation of the Corporation, subject to the power of the holders of the Capital Stock to amend or repeal the bylaws made by the Board of Directors; provided, that from and after the date the designations of the Series A Preferred Stock and Series B Preferred Stock pursuant to Section 1 under the caption "SERIES A AND SERIES B PREFERRED STOCK" are no longer in effect, any such amendment or repeal by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding Voting Stock, voting together as a single class.

ELEVENTH: From and after the date that the designations of the Series A Preferred Stock and Series B Preferred Stock pursuant to Section 1 under the caption "SERIES A AND SERIES B PREFERRED STOCK" are no longer in effect, any action required or permitted to be taken by the stockholders shall be taken only at an annual or special meeting of such stockholders and not by consent in writing. Special meetings of the stockholders for any purpose or purposes shall be called only by the Board of Directors pursuant to a resolution adopted by a majority of the whole Board.


                                       32